EXHIBIT (9)

OPINION AND CONSENT OF COUNSEL

Transamerica Premier Life Insurance Company
4333 Edgewood Rd NE Cedar Rapids, Iowa 52499

October 1, 2014

Transamerica Premier Life Insurance Company

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Premier Life Insurance Company and WRL Series Annuity Account with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, and consultation, it is my opinion that:

1.      Transamerica Premier Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.      WRL Series Annuity Account is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.      The Individual Variable Annuity Contracts have been duly authorized by Transamerica Premier Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, constitute validly issued and binding obligations of Transamerica Premier Life Insurance Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

/s/ Alison Ryan
Alison Ryan
Associate General Counsel